Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Danielson Holding Corporation on Form S-3 of our report dated March 26, 2004 (March 14, 2005, as to Note 35) relating to the consolidated financial statements of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the “Company”) as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming the Company’s plan of reorganization which became effective after the close of business on March 10, 2004, substantial doubt about the Company’s ability to continue as a going concern, and the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002 and the restatements described in Note 35) appearing in the Annual Report on Form 10-K, of Covanta Energy Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 8, 2005